Exhibit 10.2(f)(v)


                       FORM OF RESTRICTED STOCK AGREEMENT
                                    UNDER THE
                   2002 MANAGEMENT INCENTIVE COMPENSATION PLAN
                (February 25, 2004 Grants to Section 16 Officers)

     This RESTRICTED STOCK AGREEMENT (this "Agreement") is made as of February 25, 2004, by and between CenturyTel, Inc. ("CenturyTel") and _________________ ("Award Recipient").

     WHEREAS, CenturyTel maintains the Amended and Restated 2002 Management Incentive Compensation Plan (the "Plan"), under which the Compensation Committee of the Board of Directors of CenturyTel, acting directly or indirectly through its Incentive Awards Subcommittee (collectively, the "Committee"), may, among other things, grant restricted shares of CenturyTel's common stock, $1.00 par value per share (the "Common Stock"), to key employees of CenturyTel or its subsidiaries (collectively, the "Company") as the Committee may determine, subject to terms, conditions, or restrictions as it may deem appropriate; and

     WHEREAS, pursuant to the Plan the Committee has awarded to the Award Recipient restricted shares of Common Stock on the terms and conditions specified below;

     NOW, THEREFORE, the parties agree as follows:

                                       1.
                                AWARD OF SHARES

     Upon the terms and conditions of the Plan and this Agreement, the Committee as of the date of this Agreement hereby awards to the Award Recipient ________ restricted shares of Common Stock, together with associated preference share purchase rights under CenturyTel's rights agreement dated as of August 27, 1996, as amended (collectively, the "Restricted Stock").

                                       2.
                              AWARD RESTRICTIONS ON
                                RESTRICTED STOCK

     2.1 In addition to the conditions and restrictions provided in the Plan, neither the shares of Restricted Stock nor the right to vote the Restricted Stock, to receive dividends thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated or otherwise encumbered prior to the end of the Restricted Period (as defined below). Subject to the restrictions on transfer provided in this Section 2.1, the Award Recipient shall be entitled to all rights of a shareholder of CenturyTel with respect to the Restricted Stock, including the right to vote the shares and receive all dividends and other distributions declared thereon.

     2.2 The Restricted Period with respect to the shares of Restricted Stock is a period that begins on the date hereof and ends on the earliest of:

           (a)   February 25, 2009;

           (b) the date on which the Committee has determined that the applicable performance goals described in Section 3 below have been met with respect to all or a portion of the shares of Restricted Stock;

           (c) the date on which the employment of the Award Recipient terminates as a result of death, disability or, if permitted by the Committee in accordance with Section 4 below, retirement or termination by the Company; or

           (d) the occurrence of a Change of Control of CenturyTel, as described in Section 9.13 of the Plan.

                                       3.
                        PERFORMANCE GOALS FOR ACCELERATED
                           VESTING OF RESTRICTED STOCK

     3.1 Subject to the other conditions of this Section 3, shares of Restricted Stock will vest and the Restricted Period with respect to such shares will end if the Company's EBITDA (as defined below) equals or exceeds the following targets for the following periods:

           (a) If for fiscal year 2004, the Company's EBITDA equals or exceeds the 2004 EBITDA Target (as defined below), then one-third of the shares of Restricted Stock shall vest.

           (b) If for fiscal year 2005, the Company's EBITDA equals or exceeds the 2005 EBITDA Target (as defined below), then two-thirds of the shares of Restricted Stock shall vest (less any shares previously vested).

           (c) If for fiscal year 2006, the Company's EBITDA equals or exceeds the 2006 EBITDA Target (as defined below), then all of the shares of Restricted Stock shall vest.

     3.2 Shares of Restricted Stock will vest and the Restricted Period will end with respect to such shares under Section 3.1(a), (b) or (c) only at such time as the Company's independent auditors have issued their audit report on the Company's financial statements for the applicable fiscal year and the Committee has certified in writing (including through the adoption of resolutions set forth in duly recorded minutes) that the Company has attained the target level of EBITDA that results in the acceleration of vesting thereunder. In no event will Section 3.1 or any other provision hereof be construed as entitling the Award Recipient to a greater number of shares of Common Stock than the number set forth in Section 1 above.

     3.3 For purposes hereof "EBITDA" shall mean, with respect to any specified fiscal year, the Company's consolidated earnings before interest, taxes, depreciation and amortization, all as determined by reference to the Company's audited financial statements in accordance with generally accepted accounting principles, consistently applied; provided, however, that, for purposes of this Agreement, in determining EBITDA the Committee shall make all adjustments necessary to exclude the effect of (i) any acquisitions, dispositions or other extraordinary, unusual or non-recurring transactions, events or items that were not known on the date of this Agreement or reflected in the calculations used to establish the 2004, 2005 or 2006 EBITDA Targets and
(ii) any change in accounting standards or practices made in accordance with any statement, interpretation, pronouncement, release or directive made by any regulatory agency or self-regulatory organization, including the Financial Accounting Standards Board. For purposes hereof, the terms "2004 EBITDA Target," "2005 EBITDA Target" and "2006 EBITDA Target" shall have the meanings ascribed in Appendix A to this Agreement.

                                       4.
                            TERMINATION OF EMPLOYMENT

         If the Award Recipient's employment terminates as the result of death or disability within the meaning of Section 22(e)(3) of the Internal Revenue Code ("Disability"), all unvested shares of Restricted Stock granted hereunder shall immediately vest and the Restricted Period with respect to such shares shall end. Unless the Committee determines otherwise in the case of retirement of the Award Recipient or termination by the Company of the Award Recipient's employment, termination of employment for any other reason, except termination upon a Change of Control (as provided in Section 9.13 of the Plan), shall automatically result in the termination and forfeiture of all unvested Restricted Stock.

                                       5.
                               FORFEITURE OF AWARD

     5.1 If, at any time during the Award Recipient's employment by the Company or within 18 months after termination of employment, the Award Recipient engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to: (a) conduct relating to the Award Recipient's employment for which either criminal or civil penalties against the Award Recipient may be sought,
(b) conduct or activity that results in termination of the Award Recipient's employment for cause, (c) violation of the Company's policies, including, without limitation, the Company's insider trading policy and corporate compliance program, (d) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during the Award Recipient's tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a "competitor"), except for (A) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by the Award Recipient during the Award Recipient's tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company's interests in any substantial manner or (B) any other service or assistance that is provided at the request or with the written permission of the Company, (e) disclosing or misusing any confidential information or material concerning the Company, (f) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control (as defined in the Plan) not approved by the CenturyTel Board of Directors or (g) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, then the award of Restricted Stock granted hereunder shall automatically terminate and be forfeited effective on the date on which the Award Recipient engages in such activity and (i) all shares of Common Stock acquired by the Award Recipient pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the Award Recipient, the Award Recipient shall pay in cash to the Company, without interest, all amounts received by the Award Recipient upon the sale of such stock or securities, and (ii) all unvested shares of Restricted Stock shall be forfeited.

     5.2   If the Award Recipient owes any amount to the Company under Section
5.1 above, the Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages or other compensation, fringe benefits, or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.

     5.3 The Award Recipient may be released from the Award Recipient's obligations under Sections 5.1 and 5.2 above only if the Committee determines in its sole discretion that such action is in the best interests of the Company.

                                       6.
                               STOCK CERTIFICATES

     6.1 The stock certificates evidencing the Restricted Stock shall be retained by CenturyTel until the lapse of restrictions under the terms hereof. CenturyTel shall place a legend, in the form specified in the Plan, on the stock certificates restricting the transferability of the shares of Restricted Stock.

     6.2 Upon the lapse of restrictions on shares of Restricted Stock, CenturyTel shall cause a stock certificate without a restrictive legend to be issued with respect to the vested Restricted Stock in the name of the Award Recipient or his or her nominee within 30 days. Upon receipt of such stock certificate, the Award Recipient is free to hold or dispose of the shares represented by such certificate, subject to applicable securities laws.

                                       7.
                                   DIVIDENDS

     Any dividends paid on shares of Restricted Stock shall be paid to the Award Recipient currently.

                                       8.
                                WITHHOLDING TAXES

     At the time that all or any portion of the Restricted Stock vests, the Award Recipient must deliver to CenturyTel the amount of income tax withholding required by law. In accordance with the terms of the Plan, the Award Recipient may satisfy the tax withholding obligation by delivering currently owned shares of Common Stock or by electing to have CenturyTel withhold from the shares the Award Recipient otherwise would receive hereunder shares of Common Stock having a value equal to the minimum amount required to be withheld (as determined under the Plan).

                                       9.
                              ADDITIONAL CONDITIONS

     Anything in this Agreement to the contrary notwithstanding, if at any time CenturyTel further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to CenturyTel. CenturyTel agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.

                                      10.
                       NO CONTRACT OF EMPLOYMENT INTENDED

     Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient's employment relationship with the Company at any time.

                                      11.
                                 BINDING EFFECT

     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors. Without limiting the generality of the foregoing, whenever the term "Award Recipient" is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term "Award Recipient" shall be deemed to include such person or persons.

                                      12.
                             INCONSISTENT PROVISIONS

     The shares of Restricted Stock granted hereby are subject to the provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control. The Award Recipient acknowledges that a copy of the Plan was distributed or made available to the Award Recipient and that the Award Recipient was advised to review such Plan prior to entering into this Agreement. The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient's heirs, executors, administrators, legal representatives and successors.

                                      13.
                          ATTORNEYS' FEES AND EXPENSES

     Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, the institution of any action or proceeding in court to enforce any provision hereof, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties' rights or obligations hereunder, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys' fees (including costs of appeal).

                                      14.
                                  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

                                      15.
                                  SEVERABILITY

     If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and CenturyTel intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

                                      16.
                         ENTIRE AGREEMENT; MODIFICATION

     The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                     CENTURYTEL, INC.


                                     By:
                                        -----------------------------------
                                        Name:
                                        Title:


                                        -----------------------------------
                                                    {Insert name]
                                                   Award Recipient

                                                                    Appendix A
                                                 to Restricted Stock Agreement


                                 EBITDA TARGETS



2004 EBITDA Target.............................       [Intentionally omitted]
2005 EBITDA Target.............................       [Intentionally omitted]
2006 EBITDA Target.............................       [Intentionally omitted]